Exhibit 4.2

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (THE “DEPOSITARY”), TO PROVIDIAN FINANCIAL CORPORATION, AS ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

PROVIDIAN FINANCIAL CORPORATION

4% CONVERTIBLE SENIOR NOTES DUE MAY 15, 2008

No. R-1	CUSIP: 74406AAC6
$287,500,000

Providian Financial Corporation, a corporation duly organized and existing under the laws of the State of Delaware (herein called the “Company”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co. or registered assigns, the principal sum of Two Hundred Eighty-Seven Million Five Hundred Thousand Dollars on May 15, 2008, and to pay interest thereon from May 27, 2003 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually on May 15 and November 15 in each year, commencing November 15, 2003, at the rate per annum set forth above, until the principal hereof is paid or made available for payment, and to pay contingent interest, if any, upon the conditions described herein and in the Indenture. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the May 1 or November 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date.  Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture, dated as of May 1, 1999, between the Company and Bank One Trust Company, N.A., (as successor in interest to The First National Bank of Chicago, in such capacity, together with its successors in trust, the “Trustee”), as supplemented by that certain Third Supplemental Indenture, dated as of May 27, 2003, between the Company and the Trustee (the Indenture as so supplemented is herein called the “Indenture”).

Payment of the principal of, and interest on, including contingent interest, if any, on this Security, including upon any repurchase thereof at the election of the Holder thereof upon a Fundamental Change, by wire transfer to an account maintained by the payee or its nominee located inside the United States. Payments with respect to the Securities of this series that are not a Global Securities will be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register.

All terms used in this Security which are defined in the Indenture and not otherwise defined herein shall have the meanings assigned to them in the Indenture.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated:  May 27, 2003

PROVIDIAN FINANCIAL CORPORATION

By:	/s/ Anthony Vuoto
Name:	Anthony Vuoto
Title:	Vice Chairman & Chief Financial Officer

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

BANK ONE TRUST COMPANY, N.A., as Trustee

By:	/s/ Janice Ott Rotunno
Authorized Signatory

REVERSE SIDE OF SECURITY

4% Convertible Senior Notes due May 15, 2008

1.                                       Indenture; Series Limited in Amount; Ranking

This Security is one of a duly authorized issue of securities of the Company designated on the face hereof (herein collectively referred to as the “Notes”) issued under the Indenture, and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered.  The terms of this Security include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as in effect from time to time (the “TIA”). Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Indenture. This Security is subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of those terms.

The Notes are limited in aggregate principal amount to U.S. $287,500,000, subject to Section 306 of the Indenture.

The Notes are general unsubordinated unsecured obligations of the Company. The Indenture does not limit other indebtedness of the Company, secured or unsecured.

2.                                       Paying Agent, Conversion Agent and Registrar.

Initially, the Trustee will act as Paying Agent, Conversion Agent and Registrar. The Company may appoint and change any Paying Agent, Conversion Agent, Registrar or co-registrar without notice, other than notice to the Trustee, except that the Company will maintain at least one Paying Agent in the State of New York, City of New York, Borough of Manhattan, which shall initially be an office or agency of the Trustee. The Company or any of its Subsidiaries or any of their Affiliates may act as Paying Agent, Conversion Agent, Registrar or co-registrar.

3.                                       Denominations; Transfer; Exchange.

The Notes are in fully registered form, without coupons, in denominations of $1,000 principal amount and integral multiples of $1,000. A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture.

4.                                       Contingent Interest.

If the average Trading Price for the Notes for the five Trading Days ending on the fifth Trading Day next preceding May 1, 2008 is greater than $1,445, then the Company will pay contingent interest in an amount per $1,000 principal amount of this Security determined as follows:  If the Average Note Value is less than $1,690 (the “Contingent Interest Threshold”), then the amount of such contingent interest shall equal 2.5% (the “Contingent Interest Rate”) times the Average Note Value.  If the Average Note Value is equal to or greater than the Contingent Interest Threshold, then the amount of such contingent interest shall equal the sum of (i) the Contingent Interest Rate times the Contingent Interest Threshold, plus (ii) 0.25% times the difference (expressed as a positive number) between the Average Note Value and the Contingent Interest Threshold.

“Average Note Value” shall mean the arithmetic average of the average Trading Prices (as defined below) for the five Trading Days immediately preceding, but not including, May 15, 2004, 2005, 2006 and 2007.

“Trading Price” for purposes of the determination of contingent interest payable hereon means, on any date, the average of the secondary market bid quotations for the Notes obtained by the Trustee for $10,000,000 principal amount of Notes at approximately 3:30 p.m., New York City time, on such date from three independent nationally recognized securities dealers selected by the Company; provided that if at least three such bids cannot reasonably be obtained by the Trustee, but two bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the Trustee, one bid shall be used; and provided further that if the Trustee cannot reasonably obtain at least one bid for $10,000,000 principal amount of Notes from a nationally recognized securities dealer, then the trading price shall equal the trading price as of the next preceding trading day for which the Trustee could reasonably obtain at least one such bid.

Contingent interest shall be paid to the Person in whose name this Security (or its Predecessor Security) is registered on the Security Register at the close of business on May 1, 2008. Except as otherwise expressly provided in the Indenture, contingent interest due on this Security shall be treated for all purposes of the Indenture like any other interest accruing on this Security.

5.                                       Contingent Conversion.

Before the close of business on May 15, 2008, the Holder of this Security shall have the right, at such Holder’s option, to convert the principal amount of this Security, or any portion of such principal amount which is a multiple of $1,000, into fully paid and non-assessable shares of Common Stock of the Company (as such shares shall then be constituted) at the Conversion Rate (as defined below) in effect at such time, by surrender of this Security in whole or in part, together with any required funds, under the circumstances described in and in the manner provided in the Indenture. This Security shall be convertible only upon the occurrence of one of the following events:

(i)    during any calendar quarter commencing after June 30, 2003, if the Closing Price of the Common Stock exceeds 110% of the Conversion Price (as defined below) in effect for at least 20 Trading Days in the 30 consecutive Trading Day period ending on the last Trading Day of the immediately preceding calendar quarter (it being understood for purposes of this clause (i) that the Conversion Price in effect at the close of business on each of the 30 consecutive Trading Days shall be used);

(ii)   on and after February 15, 2008, if the Closing Price of the Common Stock exceeds 110% of the Conversion Price in effect on any Trading Day on or after February 15, 2008;

(iii)  during the five Business Day period after any five consecutive Trading Day period in which the Trading Price per $1,000 principal amount of the Notes for each day of such five Trading Day period was less than 98% of the product of the Closing Price of the Common Stock and the number of shares of Common Stock issuable upon conversion of $1,000 principal amount of the Notes; provided that if on the date of any conversion pursuant to this clause (iii) the Closing Price of the Common Stock is greater than the Conversion Price, a Holder shall receive, in lieu of Common Stock based on the Conversion Price, cash or Common Stock or a combination of cash and Common Stock, at the Company’s option, with a value equal to the principal amount of the Holder’s Notes plus accrued and unpaid interest, including contingent interest, if any, as of the conversion date (a “Principal Value Conversion”);

(iv)  during any period in which the Notes are rated at or below either CCC+ by Standard & Poor’s Ratings Group or its successor entity, or Caa1 by Moody’s Investors Service or its successor entity; provided that the Company shall be under no obligation to have the Notes rated; or

(v)   as provided below.

If (x) the Company distributes to all holders of its Common Stock rights or warrants entitling them (for a period expiring within 45 days of the record date for the determination of the stockholders entitled to receive such distribution) to subscribe for or purchase shares of Common Stock, at a price per share less than the average of the Closing Price of the Common Stock for the ten Trading Days immediately preceding, but not including, the date such distribution is first publicly announced by the Company, or (y) the Company distributes to all holders of its Common Stock, cash or other assets, debt securities or rights to purchase its securities, where the Fair Market Value of such distribution per share of Common

Stock exceeds 5% of the Closing Price of the Common Stock on the Trading Day immediately preceding the date such distribution is first publicly announced by the Company, then, in either case, this Security may be surrendered for conversion at any time on and after the date that the Company gives notice to the Holders of such distribution, which shall be not less than 20 days prior to the commencement of ex-dividend trading for such distribution, until the earlier of the close of business on the Business Day immediately preceding, but not including, the commencement of ex-dividend trading or the date the Company publicly announces that such distribution will not take place; provided that no adjustment to the Conversion Rate or the ability of a Holder of a Note to convert will be made if the Holder will otherwise participate in such distribution without conversion.

If the Company consolidates with or merges with or into another Person or is a party to a binding share exchange or conveys, transfers, sells, leases or otherwise disposes of all or substantially all of its properties and assets, then this Security may be surrendered for conversion at any time from and after the date 15 days prior to the anticipated effective date of the transaction and ending on and including the date 15 days after the consummation of the transaction. If a Holder is electing to exercise its option to require repurchase of this Security upon a Fundamental Change (as defined below), this Security may be converted only if such Holder withdraws its election in accordance with the terms of the Indenture.

To convert this Security, a Holder must (1) complete and manually sign the conversion notice below (or complete and manually sign a facsimile of such notice) and deliver such notice to the Conversion Agent, (2) surrender this Security to the Conversion Agent, (3) furnish appropriate endorsements and transfer documents if required by the Conversion Agent, the Company or the Trustee and (4) pay any transfer or similar tax, if required.

The initial “Conversion Rate” is 76.8758 shares of Common Stock per $1,000 principal amount hereof, subject to adjustment in certain events described in the Indenture, and the “Conversion Price” as of any day means the amount equal to $1,000 divided by the number of shares of Common Stock issuable upon conversion of $1,000 principal amount of Notes. The Company will deliver cash or a check in lieu of any fractional share of Common Stock. A Holder of this Security is not entitled to any rights of a holder of Common Stock until such Holder has converted this Security to Common Stock, and only to the extent this Security is deemed to have been converted to Common Stock under the Indenture.

In the case of a Principal Value Conversion, a Holder will receive either cash, Common Stock or a combination of cash and Common Stock, at the Company’s option, with a value equal to the principal amount of the Note converted plus accrued and unpaid interest, including contingent interest, if any, as of the conversion date.  If a Holder surrenders this Security for conversion and it is a Principal Value Conversion, the Company will notify the Holder hereof by the second Trading Day following the conversion date whether it will pay all or a portion of the principal amount plus accrued and unpaid interest, including contingent interest, if any, in cash, Common Stock or a combination of cash and Common Stock, and in what percentage.  Any Common Stock delivered upon a Principal Value Conversion will be valued at the greater of (x) the Conversion on the conversion date and (y) the Closing Price on the third Trading Day after the conversion date.  The Company will pay any portion of the principal amount plus accrued and unpaid interest to be paid in cash on the third Trading Day after the conversion date.  If the Company elects to deliver Common Stock to pay any portion of such principal amount plus accrued and unpaid interest, it will deliver such Common Stock on the fourth Trading Day following the conversion date.

This Security or any portion thereof surrendered for conversion during the period from the close of business on the record date for any interest payment date to the close of business on the Business Day preceding the following interest payment date, of it has not been called for repurchase during such period shall be accompanied by payment, in immediately available funds or other funds acceptable to the Company, of an amount equal to the interest otherwise payable on such interest payment date on the principal amount being converted; provided that no such payment need be made (i) if a Fundamental Change Repurchase Date (as defined below) will occur during such period, (ii) to the extent of contingent interest, if any, payable on principal amount of this Security converted after the record date with respect to such contingent interest, or (iii) to the extent of any interest with respect to which there is an ongoing default in payment on the Notes, if any, at the time of conversion.  Except as provided above, no payment or other adjustment shall be made for interest accrued on this Security converted or for dividends on any shares issued upon the conversion of such Security as provided herein and in the Indenture.

Pursuant to the terms and conditions described in the Indenture, the Conversion Rate will be adjusted for dividends or distributions on Common Stock payable in Common Stock or other capital stock of the Company; subdivisions, combinations or certain reclassifications of Common Stock; distributions to all holders of Common Stock of rights or warrants to purchase shares of Common Stock at a price less than the Current Market Price on the date fixed for determination of stockholders entitled to receive such rights or warrants; distributions to such holders of assets or debt securities of the Company or certain rights to purchase securities of the Company (excluding certain cash dividends or distributions); dividends or distributions on Common Stock of cash (excluding (x) any quarterly cash dividend on the Common Stock to the extent the aggregate cash dividend per share of Common Stock in any fiscal quarter does not exceed the greater of (A) the amount per share of Common Stock of the next preceding quarterly cash dividend on the Common Stock to the extent that such preceding quarterly dividend did not require any adjustment of the Conversion Rate pursuant to this clause (as adjusted to reflect subdivisions, or combinations of the Common Stock), and (B) 1.25% of the arithmetic average of the Closing Price of the

Common Stock during the ten Trading Days immediately prior to the date of declaration of such dividend, and (y) any dividend or distribution in connection with the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary); and tender or exchange offers made by the Company or any Subsidiary for all or any portion of the Common Stock. However, no adjustment need be made if Holders may participate in the transaction or in certain other cases. The Company from time to time may voluntarily increase the Conversion Rate.

If the Company is a party to a consolidation, merger or binding share exchange as described in the Indenture, the right to convert this Security into Common Stock may be changed into a right to convert it into securities, cash or other assets of the Company or another person.

6.                                       Repurchase at Option of Holder Upon A Fundamental Change.

This Security is subject to repurchase at the option of the Holder thereof in the event of a Fundamental Change at any time prior to maturity at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, including contingent interest, if any, to but excluding the date of repurchase (except that if such repurchase date is an interest payment date, the interest payable on that interest payment date shall be paid to the holders of record of this Security instead of the holder surrending this Security for repurchase on the repurchase date), which shall be the date (the “Fundamental Change Repurchase Date”) that is 30 days after the date of the Company’s notice of such Fundamental Change (or, if such 30th day is not a Business Day, the next succeeding Business Day), which notice shall be mailed on or before the tenth day after the occurrence of a Fundamental Change.

As used herein, “Fundamental Change” means the occurrence of any transaction or event (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise) in connection with which all or substantially all of the Common Stock shall be exchanged for, converted into, acquired for, or constitutes solely the right to receive, consideration which is not all or substantially all common stock that is (or, upon consummation of or immediately following such transaction or event, which will be) listed on a United States national securities exchange or approved (or, upon consummation of or immediately following such transaction or event, which will be approved) for quotation on the Nasdaq National Market or any similar United States system of automated dissemination of quotations of securities prices.

To have this Security repurchased upon a Fundamental Change Repurchase Date, a Holder must (1) complete and manually sign the  form entitled “Option to Elect Repurchase Upon a Fundamental Change” below (or complete and manually sign a facsimile of such notice) and deliver such notice to the Company, and (2) surrender this Security to the Company at the office or agency of the Company maintained for that purpose or, at the option of such holder, the Corporate Trust Office, on or prior to the close of business on the Fundamental Change Repurchase Date, and the Holder shall have the right to withdraw this Security after it is so surrendered prior to such time.

In the event of repurchase of this Security in part only, new Notes of like tenor for the portion hereof not repurchased will be issued in the name of the Holder hereof upon the cancellation hereof.

7.                                       Amendment; Waiver.

Subject to certain exceptions set forth in the Indenture, (i) the Indenture (as it relates to the Notes) or the Notes may be amended with the written consent of the Holders of at least 66-2/3% in aggregate principal amount of the Notes at the time outstanding and (ii) certain Defaults may be waived with the written consent of the Holders of a majority in aggregate principal amount of the Notes at the time outstanding. Subject to certain exceptions set forth in the Indenture, without the consent of any Holder, the Company and the Trustee may amend the Indenture or the Notes to cure any ambiguity, defect or inconsistency, to add additional events of default, to provide for uncertificated Notes in addition to or in place of certificated Notes or to make any change that does not adversely affect the rights of any Holder in any material respect.

8.                                       Defaults and Remedies.

Under the Indenture, Events of Default include (i) default in the payment of the principal of or premium, if any, on any of the Notes as and when the same shall become due and payable either at Maturity or in connection with any repurchase required upon a Fundamental Change, by acceleration or otherwise; (ii) default in the payment of interest, including contingent interest, if any, on any Note when due and continuance of such default for 30 days; (iii) default in the performance, or breach, of any other covenant or warranty of the Company in the Indenture (other than a covenant or warranty a default in the performance or breach of which is otherwise addressed) with respect to any Note and continuance of such default or breach for 60 days after written notice to the Company by the Trustee or to the Company and the Trustee by holders of not less than 25% in aggregate principal amount of the Notes; (iv) default in the Company’s obligation to convert any portion of the principal amount of a Note in accordance with its terms following exercise by the Holder of the right to convert such Note; (v) default in the Company’s obligation to provide notice upon a Fundamental Change; (vi) any event of default under any mortgage, indenture or other instrument under which any indebtedness for borrowed money in an aggregate principal amount exceeding $5,000,000 of the Company or Providian National Bank shall become due and payable, if such acceleration is not rescinded or annulled within 30 days after written notice as provided by the Indenture; (vii) certain events of bankruptcy, insolvency or reorganization of the Company; or

(viii) any other event that may be specified with respect to the Notes or Securities of all series in the Indenture.

9.                                       Return of Unclaimed Funds and Securities.

The Trustee and the Paying Agent shall return to the Company upon written request any money or securities held by them for the payment of any amount with respect to the Notes that remains unclaimed for two years, subject to applicable unclaimed property law. After return to the Company, Holders entitled to the money or securities must look to the Company for payment as general creditors unless an applicable abandoned property law designates another person.

10.                                 Persons Treated As Owner.

The registered Holder hereof on the Security Register of the Company shall be deemed to be and shall be treated as the absolute owner of this Security for all purposes, including for the purpose of receiving payment on account hereof, for the conversion hereof and for all other purposes, and none of the Company, the Trustee, the Paying Agent, the Conversion Agent or any Registrar shall be affected by any notice to the contrary.

11.                                 Trustee Dealings with the Company.

Subject to certain limitations imposed by the TIA, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Company or its Affiliates and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee.

12.                                 No Recourse Against Others.

A director, officer, employee or stockholder, as such, of the Company shall not have any liability (except in the case of bad faith or willful misconduct) for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting this Security, the Holder hereof waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Notes.

13.                                 Authentication.

This Security shall not be valid until an authorized signatory of the Trustee manually signs the Trustee’s Certificate of Authentication on the other side of this Security.

14.                                 Abbreviations.

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with right of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

15.                                 GOVERNING LAW.

THE INDENTURE AND THE NOTES WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

16.                                 DEFEASANCE.

The provisions for defeasance and covenant defeasance set forth in Article XIII of the Indenture will not apply to the Notes.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture or a copy of the text of this Security in larger type. Requests may be made to:

Providian Financial Corporation

201 Mission Street

San Francisco, CA 94105

Attention: Investor Relations

ASSIGNMENT FORM

To assign this Security, fill in the form below:

I or we hereby assign and transfer this Security to

(Insert assignee’s social security or tax identification no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint                        agent to transfer this Security on the books of the Company.  The agent may substitute another to act for him.

Date:	Your Signature:

(Sign exactly as your name appears on the other side of this Security)

Signature Guarantee*:

*              The Holder’s signature must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an “eligible guarantor institution” as defined by Rule 17Ad-15 under the Exchange Act.

CONVERSION NOTICE

To convert this Security into Common Stock of the Company, check the box:  ☐

To convert only part of this Security, state the principal amount to be converted (which must be $1,000 or an integral multiple of $1,000):

$

If you want the stock certificate made out in another person’s name, fill in the form below:

(Insert other person’s social security or tax identification no.)

(Print or type other person’s name, address and zip code)

Date:	Your Signature:

(Sign exactly as your name appears on the other side of this Security)

Signature Guarantee*:

*              The Holder’s signature must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an “eligible guarantor institution” as defined by Rule 17Ad-15 under the Exchange Act.

OPTION TO ELECT REPURCHASE UPON A FUNDAMENTAL CHANGE

To elect to have the Company repurchase this Security, check the box:  ☐

To elect to have the Company repurchase only part of this Security, state the principal amount to be repurchased (which must be $1,000 or an integral multiple of $1,000):

$

If you want payment to be made to another person, fill in the form below:

(Insert other person’s social security or tax identification no.)

(Print or type other person’s name, address and zip code)

In consideration of payment of repurchase price upon the date of repurchase, I or we hereby assign and transfer this Security to the Company and irrevocably appoint                      as agent to transfer this Security or such portion thereof set forth above on the books of the Company.  The agent may substitute another to act for him.

Date:	Your Signature:

(Sign exactly as your name appears on the other side of this Security)

Signature Guarantee*:

*              The Holder’s signature must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an “eligible guarantor institution” as defined by Rule 17Ad-15 under the Exchange Act.